EXHIBIT 1

TRANSACTIONS DURING PAST 60 DAYS

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company during the past 60 days.  Such transactions involved the purchase of shares on the NASDAQ Capital Market.  The prices reported below reflect the weighted average purchase price of the shares of Common Stock purchased on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price	Shares
4/14/20111	Purchase	$6.7210	10416
4/15/20112	Purchase	$6.7499	25000
4/18/20113	Purchase	$6.7468	10901
4/20/2011	Purchase	$6.7500	100
5/2/20114	Purchase	$6.8965	18332
5/3/20115	Purchase	$6.9877	21012
5/4/20116	Purchase	$6.9971	55618
5/5/20117	Purchase	$6.9995	10222
5/6/20118	Purchase	$6.9995	1900
5/11/20119	Purchase	$6.7546	234002
5/12/201110	Purchase	$6.6908	13420
5/13/201111	Purchase	$6.9096	19976
5/16/201112	Purchase	$6.9889	55555
5/17/201113	Purchase	$6.8911	2225

1 This transaction was executed in multiple trades at prices ranging from $6.68 - 6.75.
2 Due to incomplete data available to the Reporting Persons, the Reporting Persons are reporting the average price of transactions effected on this date.
3 This transaction was executed in multiple trades at prices ranging from $6.72 - 6.75.
4 This transaction was executed in multiple trades at prices ranging from $6.81 - 7.00.
5 This transaction was executed in multiple trades at prices ranging from $6.93 - 7.00.
6 Due to incomplete data available to the Reporting Persons, the Reporting Persons are reporting the average price of transactions effected on this date.
7 This transaction was executed in multiple trades at prices ranging from $6.99 - 7.00.
8 Due to incomplete data available to the Reporting Persons, the Reporting Persons are reporting the average price of transactions effected on this date.
9 This transaction was executed in multiple trades at prices ranging from $6.30 - 7.04.
10 This transaction was executed in multiple trades at prices ranging from $6.63 - 6.80.
11 This transaction was executed in multiple trades at prices ranging from $6.87 - 6.96.
12 This transaction was executed in multiple trades at prices ranging from $6.73 - 7.00.
13 This transaction was executed in multiple trades at prices ranging from $6.76 - 7.00.

Date	Type	Price	Shares
5/18/201114	Purchase	$6.9946	22727
5/19/201115	Purchase	$6.9402	12800
5/20/201116	Purchase	$6.9011	38474
5/23/201117	Purchase	$6.8775	25873
5/24/201118	Purchase	$6.8818	17978
5/25/201119	Purchase	$6.8317	26052
5/26/201120	Purchase	$6.8382	31630
5/27/201121	Purchase	$6.8572	23092
5/31/201122	Purchase	$6.8730	27700
6/1/201123	Purchase	$6.8603	30441
6/2/201124	Purchase	$6.8263	9850
6/3/201125	Purchase	$6.8908	27928

14 This transaction was executed in multiple trades at prices ranging from $6.97 - 7.00.
15 This transaction was executed in multiple trades at prices ranging from $6.83 - 6.98.
16 This transaction was executed in multiple trades at prices ranging from $6.85 - 6.94.
17 This transaction was executed in multiple trades at prices ranging from $6.79 - 6.90.
18 This transaction was executed in multiple trades at prices ranging from $6.86 - 6.90.
19 This transaction was executed in multiple trades at prices ranging from $6.79 - 6.88.
20 This transaction was executed in multiple trades at prices ranging from $6.76 - 6.86.
21 This transaction was executed in multiple trades at prices ranging from $6.80 - 6.90.
22 This transaction was executed in multiple trades at prices ranging from $6.83 - 6.89.
23 This transaction was executed in multiple trades at prices ranging from $6.80 - 6.95.
24 This transaction was executed in multiple trades at prices ranging from $6.79 - 6.88.
25 This transaction was executed in multiple trades at prices ranging from $6.85 - 6.90.